JOINT VENTURE AGREEMENT

THIS AGREEMENT is entered into effective the 28th of October 2004 by and between New Media Lottery Services Inc. (“NMLS”), a Virginia corporation, with its offices at 1400 Technology Drive, Harrisonburg, Virginia 22802, USA, contact: Mr. Randolph H. Brownell III, voice (1) 540-437-1688, fax (1) 540-574-0491, e-mail rbrownell@nmlsinc.com, and Cybercyte Sistemas e Serviços Ltda. (“CYBERCYTE”), a Brazilian corporation with its offices at Rua Barão do Triunfo, 550 - sala 92, São Paulo, SP, CEP 04602-002, Brazil, contact: Mr. Ari Célia, voice (5511) 5092-5883, fax (5511) 5533-6526, e-mail ari.celia@cybercyte.com.br.

WHEREAS NMLS possesses extensive experience in the establishment, operation and management of lotteries and has developed and operated a number of Internet lottery programs;

WHEREAS CYBERCYTE and its associated companies possess extensive expertise in the Brazilian lottery marketplace, operate a number of lottery/gaming websites, hold two state lottery licenses awarded by the Brazilian States of Pará and Santa Catarina and are actively involved in bingo hall ownership and operation; and

WHEREAS NMLS and CYBERCYTE desire to enter into a business relationship to establish a joint venture in accordance with the terms and conditions set out in this agreement to combine their expertise and to jointly pursue a number of lottery projects in Brazil.

NOW THEREFORE, the parties agree as follows:

1.
Establishment of a joint venture company. The parties shall form a new company that shall be called New Media Digital Services Ltda. (“NMD”). NMD will be a limited liability company established as a ‘sociedade empresária limitada’ in the Brazilian State of São Paulo, with ownership shared between the parties below (the “Members”) as follows:

CyberCyte	50.00%
NMLS	50.00%
Total	100.00%

2.
Purpose of NMD. The purpose of NMD is to launch an Internet lottery program in Brazil under the existent lottery license issued by the Brazilian State of Pará to WJM Entretenimentos e Participações Ltda. Cybercyte, who owns 50% of WJM confirms that the holder of the license agrees to the terms and conditions of the Joint Venture Agreement. It is also agreed that the parties will pursue additional state and federal Internet lottery programs.

NMD will subsequently put in place a business and financial plan to be agreed upon by the Parties (such agreement not to be unreasonably withheld) to:

(i)	develop opportunities to utilize its Internet lottery on video lottery machines (“VLMs”) currently situated at Bingo Tijuca in Rio de Janeiro;

(ii)	develop opportunities to utilize its Internet lottery on VLMs in bingo halls throughout Brazil;

(iii)	seek its own state lottery licenses from any and all Brazilian State lottery programs;

(iv)	develop its Internet lottery website into an Internet lottery portal for Brazil.

3.	Obligations of NMLS to NMD. NMLS shall, among other obligations:

(i)	design the lottery games, design the web interface API that allows NMD to operate these games from a website and assist in the integration of the NMD website and the lottery games;

(ii)	provide to NMD free of charge limited rights to its Internet lottery/gaming systems;

(iii)	ensure any third party licenses required to operate its Internet lottery/gaming systems are maintained operational and in good order;

(iv)	provide to NMD free of charge the management of its Internet lottery/gaming systems;

(v)
provide to NMD free of charge access to existing computer systems (software and hardware) on which to operate the lottery games intended for Brazil, however if and when a decision is made to set up full Brazilian operation all of these costs will become part of NMD ;

(vi)	validate winners and maintain appropriate accounting records through its Internet lottery/gaming systems;

(vii)	provide free of charge to NMD lottery expertise and some general operational management;

(viii)	provide free of charge to NMD personnel of sufficient caliber and experience to deliver the obligations set out above.

4.	Obligations of CYBERCYTE to NMD. CYBERCYTE shall, among other obligations:

(i)	using NMLS templates, assist NMLS in the design of the lottery games and the website intended for Brazil and provide free of charge to NMD all requisite local language translation services;

(ii)	provide to NMD free of charge the rights to its registration and financial transaction systems;

(iii)	ensure any third party licenses required to operate its registration and financial transaction systems are maintained operational and in good order without cost to NMD;

(iv)	ensure the extant lottery license issued by the Brazilian State of Pará to WJM Entretenimentos e Participações Ltda. is maintained operational and in good order;

(v)	provide to NMD free of charge the management of its registration and financial transaction systems;

(vi)	establish on behalf of NMD bank accounts with appropriate banks in order to facilitate player deposits and payouts;

(vii)	provide customer support to NMD’s Internet lottery players;

(viii)	provide free of charge to NMLS advice and guidance on Brazilian business procedures, funds repatriation and taxation issues;

(ix)	provide free of charge to NMD local lottery expertise;

(x)	provide the management of one NMD employee manager, reporting to Ari Celia, and general operational management;

(xi)	provide serviced office accommodation to house one NMD employee manager;

(xii)
provide access to its database of non current Internet users for the purpose of marketing the lottery games and the website intended for Brazil. For these purposes, non current Internet users are defined as users which have not visited the websites of CYBERCYTE and its associated companies for 2 months; and

(xiii)	provide free of charge to NMD personnel of sufficient caliber and experience to deliver the obligations set out above.

5.
Lottery Customer Data. NMLS and CYBERCYTE each acknowledge and agree that all data relating to a customer of NMD’s Internet lotteries, including names, addresses and any other personal information (“Lottery Customer Data”) is the property of NMD.

6.	Representations and Warranties of NMLS and CYBERCYTE. NMLS and CYBERCYTE each represents and warrants that:

(i)	it has the right and corporate authority to enter into this agreement and has all the necessary rights to perform its obligations under this agreement;

(ii)	it has sufficient rights to the technology and the systems covered by this agreement and the right to transfer such rights for transactions as contemplated under this agreement;

(iii)	it will use and process Lottery Customer Data only in accordance with this agreement; and

(iv)	its entry into this agreement does not breach any other agreement to which it is a party.

CYBERCYTE represents and warrants that:

(i)	two State lottery licences have been awarded by the Brazilian States of Pará and Santa Catarina respectively to its associated company, WJM Entretenimentos e Participações Ltda.;

(ii)	it legally and validly manages and maintains one bingo hall in Rio de Janeiro through its associated company, Hunter Representação e Locação de Equipamentos Ltda.;

(iii)
it legally and validly manages and maintains the following lottery/gaming websites within Brazil, through its associated company, WJM Entretenimentos e Participações Ltda: www.lotogames.com.br, www.lotobanana.com.br, www.lotobacaninha.com.br, www.lotodiitroya.com.br, www.z10.com.br, www.biglotobrasil.com.br, www.caraoucoroa.com.br,

This clause 6 shall survive the expiry or earlier termination of this agreement.

7.	Revenue.

(i)	It is contemplated that NMD’s revenue will derive from the sale of lottery games via the Internet in accordance with the assumptions and projections to be set out in the near future.

(ii)	NMLS will provide to NMD the management of its Brazilian Internet lottery/gaming systems at its own cost.

(iii)	CYBERCYTE will provide to NMD the management of its registration and financial transaction systems at its own cost.

(iv)	The expenses shall be deducted from NMD’s revenue prior to any profit distribution to Members, and includes:

a.    an amount to cover overheads related to costs incurred in relation to the operation and promotion of NMD. For the sake of clarity, this overhead does not include the cost to NMLS or CYBERCYTE of managing, respectively, the Internet lottery/gaming systems or the registration and financial transaction systems; the parties also agree that a detailed financial plan (#2) will be prepared in order properly determine overheads and

b.    Funding for advertising and promotion will be repaid to the funding Member with a 10% premium plus 2% interest per month (ie. $100,000 funding would be $112,200 at the end of the first month, $114,444 at the end of the second month, etc.), with each Member being entitled to participate in the funding round where NMD has insufficient cash flow to cover the agreed marketing expenses. If each member funds the advertising equally than the return on the marketing dollars invested will be mutually determined at that time. This amount is payable at a rate of no more that 10% of Win. The intent is to just have an initial funding and then roll over the advertising out of net win

c.    Third Party System fees ie. Alladdin (if any) and Chartwell (live bingo). Full details and descriptions will be provided. Other third party software will be decided on a needs be basis.

(v)	The balance after the payment of the expenses detailed in clause 7(iv) above will be distributed monthly as follows:

CyberCyte	50.00%
Alladdin	05.00%
NMLS	45.00%
total	100.00%

Only 80% of the balance will be distributed during the first year in order to build up a reserve.

(vi)	The Members will jointly determine the best Brazilian tax solution in order to maximize after tax profits.

(8)
This Agreement may be terminated by either party upon the default in the performance by the other Party of its obligations arising under the terms of this Agreement. In such event, the Party desiring to terminate this Agreement will provide written notice to the other party of its intent to terminate and will set forth the reasons for termination. If the reasons for termination are not resolved to the satisfaction of the notifying Party within one hundred eighty (180) days of the date of such notice, this Agreement will terminate effective as of the end of such one hundred eighty (180) day period, provided that if the Party notified of the others intent to terminate does not concur that it has defaulted in its obligations under this Agreement or that it has failed to cure any actual default in its obligations under this Agreement or that it has failed to cure any actual default on its part, then the matter will be submitted to binding arbitration in accordance with the rules of the American Arbitration Association and the Agreement will not terminate, pending the resolution of the matter in arbitration. Upon termination of this Agreement, both parties shall be released of all obligations under this Agreement save and except for obligations incurred prior to termination.

In the event of a termination, the parties must cease to use the assets/systems of the other party immediately and return these assets to the original provider.

Termination of this Agreement for any reason whatsoever shall not affect any rights, duties and liabilities which arose to or accrued up to the effective day of this termination.

Termination by either party will be granted if either party is found to have materially affected the integrity of the Lottery program through its actions and activities, which for whatever reason have brought discredit or harm to the reputation of the individual parties and or it’s lottery programs

Consequences of termination. The parties agree to jointly share in any costs associated with the termination of NMD. The parties will prepare and evaluate the costs associated with the dissolution of business and will fund these costs on a timely basis. Upon the effective date of any termination of this Agreement for any reason whatsoever (a) the license to use the equipment, goods or other property provided for shall be terminated, (b) Both parties shall be entitled to repossess forthwith and the JV shall deliver to both Parties forthwith, all equipment, goods and other property supplied by the parties pursuant to this Agreement (c) the license to use the NMLS Software provided for shall be terminated (d) the NMD shall immediately cease using the NMLS Software, and (e) the NMD shall immediately cease using WJM Entretenimentos e Participações Ltda.’s gaming license.

9.
Term. This Agreement shall commence on the day and year first written above, shall have a term of 2 years from the date of the launch of the Internet lottery in Brazil (the “Initial Term”), and shall continue automatically from year to year after the Initial Term unless or until terminated by either party upon at least 90 days’ prior Notice.

10.	Notification details:

Notices given under this Agreement must be in writing and may be delivered by first class recorded post or fax to the following addresses:

(i)	New Media Lottery Services, Inc. copy to: John Carson
1400 Technology Drive 11 Meadow Lane
Harrisonburg, VA 22802 Pennington, NJ 08534
FAX:(540) 574-0491 FAX:(609)737-7301

(ii)	Cybercyte Sistemas e Serviços Ltda.
Rua Barao do Triunfo, 550 - sala 92
04602-002 - Sao Paulo - SP - Brazil
FAX (55) 11 5533 6526

11.
The parties shall each respectively use their best efforts to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as a party may from time to time require for the purpose of carrying the provisions of this Agreement into full effect, and giving the full benefit of the provisions of this Agreement to the parties.

12.
Indemnity. Each party hereto shall indemnify and hold harmless the other party from or rising out of, any negligence, misconduct, or illegal act on its part in the course of performing this Agreement and without prejudice to any other rights or remedies available to the party, and notwithstanding any other provision in this Agreement, irrevocably and unconditionally agree to indemnify the other party in full and on demand and keep the other party so indemnified from and against all claims, actions, damages, proceedings, demands, losses, liabilities, costs and expenses (including without limitation reasonable legal expenses and other professional advisers’ fees) which are made or brought against or suffered or incurred by that party, directly or indirectly and whether or not foreseeable at the date of this Agreement, arising wholly or in part as a result of or in relation to a breach by the party of any of their respective representations and warranties as set out in clause 6 above.

13.
Confidentiality. NMLS and CYBERCYTE will keep the existence and contents of this Agreement, all discussions and documents relating to its subject matter (either before or after the signing of this Agreement) and all confidential business, financial, technical or other information of the other party and of NMD in confidence and shall only disclose such information to its directors, employees and professional advisors who “need to know” for the purposes of this Agreement. This obligation of confidentiality does not apply to information required of public US companies:

–	has come into the public domain other than by breach of this Agreement or any other duty of confidence;
–	is obtained from a third party having a lawful right to disclose such information;
–	at the time of disclosure was already known by the party to whom such information was disclosed without breach of this Agreement or any other duty of confidence; or
–	is required to be disclosed by law, stock exchange regulations, judicial decree or other regulatory authorities.

NMLS and CYBERCYTE shall ensure that each of their directors, employees and professional advisors to whom confidential information is disclosed is made aware of and complies with the provisions of this clause 13 and the disclosing party shall have primary responsibility for the actions of such persons.
This clause 13 shall survive the expiry or earlier termination of this Agreement for a further period of 2 years.

14.
Waiver. Any express or implied waiver by one party of any failure by another party to perform its obligations under this Agreement will not prevent the subsequent enforcement of those obligations. Similarly, any waiver will not be taken to be a waiver of any subsequent failure to perform that or any other obligation.

15.
Assignment. Neither party may assign or transfer any right or obligation under this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

16.
Entire Agreement. This Agreement contains the entire Agreement between the parties relating to its subject matter, and supersedes all prior representations (other than fraudulent misrepresentations) and agreements relating to its subject matter. All implied terms, conditions and warranties (whether implied by statute, common law, a course of dealings, or otherwise) are excluded to the maximum extent permitted by law.

17.	Variation. Amendments to this Agreement shall not be effective unless in writing and signed by authorized signatories on behalf of all the parties.

18.
Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of its provisions will continue in full force and effect.

19.	This Agreement shall be governed by and construed in accordance with Brazilian law.

IN WITNESS HEREOF, the parties hereto have entered into this agreement on the day and year first written above.

New Media Lottery Services Inc.	Cybercyte Sistemas e Serviços Ltda.

By:	By:
Randolph H. Brownell III	Ari Celia
COO	Director

Date:	Date: